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                                                                      Exhibit 21

                         Subsidiaries of the Registrant

         The information below is provided, as of March 28, 2003, with respect to the subsidiaries of Registrant. The names of certain inactive subsidiaries and other consolidated subsidiaries of Registrant have been omitted because all such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

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                                                                                Percentage of Voting
                                                   Organized Under              Securities Owned by
Name                                                the Laws of                 Immediate Parent or
                                                                                Subsidiary of Parent
Curtiss-Wright Controls, Inc.                        Delaware                           100%

Curtiss-Wright Flow Control Corporation              New York                           100%

Metal Improvement Company, Inc.                      Delaware                           100%

Curtiss-Wright Flow Control                          Delaware                           100%
Service Corporation

Curtiss-Wright Antriebstechnik GmbH                  Switzerland                        100%

Curtiss-Wright Foreign Sales Corp.                   Barbados                           100%

Peerless Instrument, Inc.                            New York                           100%

Vista Controls, Inc.                                 California                         100%

Electro-Mechanical Corporation                       Delaware                           100%

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